Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Trustees of
Delta Funding Corporation 401(K)
Profit Sharing Plan

We consent to incorporation of our report dated July 2, 2004, relating to the statements of net assets available for plan benefits of the Delta Funding Corporation 401(K) Profit Sharing Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for plan benefit for the years then ended, in the December 31, 2003 annual report on Form 11-K of Delta Financial Corp.

Marks Paneth & Shron LLP

July 9, 2004